Exhibit 3.488

FINAL

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TWC/CHARTER GREEN BAY CABLE ADVERTISING, LLC

EFFECTIVE DATE: OCTOBER 26, 2009

TABLE OF CONTENTS

1.	Formation Of Limited Liability Company; Construction	2

	1.1 Formation	2

2.	Organizational Matters	2

	2.1 Name	2
	2.2 Filings	2
	2.3 Registered Office and Agent	2
	2.4 Principal Office	2
	2.5 Company Purposes	2
	2.6 Term	3

3.	Definitions	3

4.	Capital Contributions	5

	4.1 Class A Members	5
	4.2 Class B Members	5
	4.3 Interest; Returns of Capital	5
	4.4 Loans From Members	5

5.	Profits And Losses	5

6.	Payments and Distributions to Members	5

	6.1 Payment Definitions	5
	6.2 Payment of Purchase Prices	5
	6.3 Distributions	6

7.	Management Of The Company	7

	7.1 Managing Member	7
	7.2 Personnel	7
	7.3 NCC as National Representative	8
	7.4 Control Vested in Managing Member as Manager	9

8.	Business of The Company	9

	8.1 Class B Member Agreements	9
	8.2 Systems	9
	8.3 Sale of Advertising Availabilities to the Company	10
	8.4 Resale and Pricing of Advertising Availabilities by the Company	10
	8.5 Unsold and Reserved Advertising Availabilities	11
	8.6 Programming Decisions	11

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	8.7 Cooperation with Company Business	11

9.	Other Activities; Conflicts Of Interest	11

	9.1 Other Activities of Members	11
	9.2 Conflicts of Interest	12

10.	Financial Accounting And Tax Matters	12

	10.1 Fiscal Year	12
	10.2 Capital Accounts	12
	10.3 Accounting Method; Books and Records	12
	10.4 General Tax Matters	12
	10.5 Tax Matters Partner	13
	10.6 Banking	13

11.	Additional Members	13

12.	Withdrawal	14

	12.1 Events of Withdrawal	14
	12.2 Rights and Obligations After Withdrawal	15

13.	Transfers of Company Interests; Conversion of Membership	16

	13.1 Restrictions on Transfer	16
	13.2 Permitted Transfers by Class B Members	16
	13.3 Conditions to Transfer	17

14.	Dissolution and Termination	17

	14.1 Unilateral Acts Prohibited	17
	14.2 Events of Dissolution	17
	14.3 Winding Up, Liquidation and Distribution of Assets	17

15.	Representations And Warranties	18

	15.1 Organization	18
	15.2 Authority	18
	15.3 No Conflict	18
	15.4 Charter Ordinary Course Representation and Covenant	19

16.	Notices	19

17.	Miscellaneous	19

	17.1 Indemnification; Limitation on Liability of Class A Members	19
	17.2 No Recourse Against Others	20

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17.3 Other Matters Concerning the Class A Members	20
17.4 Confidentiality and Publicity	20
17.5 Liability For Unauthorized Acts	21
17.6 Franchise Fees	21
17.7 Organizational Expenses	21
17.8 Amendments	21
17.9 Force Majeure	22
17.10 Binding and Entire Agreement	22
17.11 Governing Law	22
17.12 Severability	22
17.13 Counterparts	22
17.14 Ownership of Company Property	22
17.15 No Third-Party Beneficiaries	22

EXHIBITS

Exhibit 2.5	Advertiser Categories;
Definition of Advertising
Availabilities

Exhibit 8.2	Class A Member Systems,
Services and Subscribers

Exhibit 16	Member Addresses

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LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of October 26, 2009 (the “Amended and Restated Effective Date”), by and between Charter Communications Holding Company, LLC, a Delaware limited liability company (the “Charter Member”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”). TWE, together with any other Persons who become parties to this Agreement as Class A Members in the manner provided herein, are hereinafter collectively referred to as the “Class A Members” and each, individually, as a “Class A Member”. The Charter Member, together with any other Persons who become parties to this Agreement as Class B Members in the manner provided herein, are hereinafter collectively referred to as the “Class B Members” and each, individually, as a “Class B Member”. The Class A Members and the Class B Members are hereinafter collectively referred to as the “Members” and each, individually, as a “Member”. Certain capitalized terms are defined in Section 3 of this Agreement.

RECITALS

A. Each of the Members owns and/or operates one or more cable television systems in the Green Bay, Wisconsin Designated Market Area (the “DMA”).

B. Each Member is engaged in the sale of advertising availabilities on the cable television system or systems that it owns or operates.

C. Numerous advertisers desire to place ads with media that will provide coverage over the entire DMA and, in certain cases, specified zones therein.

D. Because no Member alone can provide the type of coverage desired by advertisers across the DMA, these advertisers currently are serviced primarily by media other than cable television. These logistical difficulties have inhibited the sale of advertising availabilities by the Members and other cable television operators in the DMA. Marketing and selling advertising availabilities through the Company will achieve economies of scale and lower costs for the Members and also will achieve similar efficiencies and product improvement for advertisers who desire to place advertising within the DMA.

E. The parties have organized a limited liability company (the “Company”) governed by the provisions of the Delaware Limited Liability Company Act, as amended and in effect from time to time (the “Act”) in order to create a mechanism for the more efficient and coordinated sale of advertising availabilities and the placement of advertisements within programming distributed in the DMA, so as to be able to offer and provide greater coverage within the DMA.

AGREEMENT

1.	Formation Of Limited Liability Company; Construction.

1.1 Formation. The Class A Member previously caused the Company to be formed pursuant to the Act. The Company and the Members hereby forever discharge the organizer (the individual executing the Company’s Certificate of Formation) of the Company, and the organizer shall be indemnified by the Company and the Members from and against any expense or liability incurred by the organizer by reason of having been the organizer of the Company.

2.	Organizational Matters.

2.1 Name. The name of the Company shall be TWC/Charter Green Bay Cable Advertising, LLC.

2.2 Filings. The Class A Member has caused a Certificate of Formation to be executed and filed with the Delaware Secretary of State in accordance with the Act. The Class A Member also shall execute and file on behalf of the Company such amendments to the Certificate of Formation, and such trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in compliance with applicable laws.

2.3 Registered Office and Agent. The registered office of the Company, and the office required to be maintained by the Company in the State of Delaware pursuant to the Act, shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle; the registered agent for the Company at such address shall be The Corporation Trust Company. The Managing Member may designate a different registered office or agent for the Company.

2.4 Principal Office. The principal office of the Company shall be located at the office of the Managing Member, or at such other location as the Managing Member from time to time may determine in its discretion.

2.5 Company Purposes. The purposes of the Company shall be to own, manage and operate an advertising interconnect business (the “Interconnect Business”) which shall:

(a) market and sell to the categories of advertisers set forth on Exhibit 2.5 to this Agreement who desire to advertise on one or more of the multichannel video content distribution systems owned, operated or represented by the Members of their Affiliates within the DMA (each a “System” and, collectively, the “Systems”), those Advertising Availabilities (as defined on Exhibit 2.5 to this Agreement) made available to the Systems for local insertion, or ingestion, as the case may be, of commercial advertising by certain programming services and/or by or on certain other channels distributed on one or more of the Systems, including without limitation all virtual or video-on-demand channels and interactive digital or high definition television channels or services on which a Member offers Advertising Availabilities to any third party (each a “Service” and, collectively, the “Services”), and to conduct such other activities as are permitted by this Agreement; and

(b) engage in any and all business activities necessary or incidental to the purposes described in Section 2.5(a) above and permitted by this Agreement.

2.6 Term. The Company commenced operations effective as of December 29, 2008. The effective date of this Agreement is the Amended and Restated Effective Date. The Company shall continue until December 29, 2018, unless sooner terminated as provided herein.

3.	Definitions. For purposes of this Agreement:

“Affiliate” means any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, one or more of the Members and, (a) with respect to the Charter Member includes any entity which is directly or indirectly owned and Controlled by Charter Communications Holding Company, LLC, and (b) with respect to TWE, includes but is not limited to Time Warner Cable Inc. (“TWC”), Time Warner NY Cable LLC (“TWNY”), Time Warner Entertainment-Advance/Newhouse Partnership (“TWEAN”); or any other corporation, partnership, joint venture, trust, joint stock company or other entity as to which any one or more of TWC, TWE, TWNY or TWEAN owns or controls at least twenty-five percent (25%) of the voting securities of such entity. For the avoidance of doubt, (a) any Entity which has as its primary business purpose the sale of Advertising Availabilities on behalf of its members and with respect to which TWC or an Affiliate of TWC serves as the sole managing member, general partner or other equivalent management function, shall constitute an Affiliate of TWE for purposes of this Agreement, and (b) notwithstanding anything else to the contrary in this Agreement, neither National Cable Communications LLC (“NCC”) nor Canoe Ventures LLC (“Canoe”) shall be deemed an Affiliate of TWE for purposes of this Agreement or the Charter Class B Member Agreement.

“Control” means the possession by one or more Persons, directly or indirectly, of the power to direct or cause the direction of the advertising or media sales operations specifically, or management and policy in general, of any Entity or of any Systems owned by such Entity, whether through the ownership of voting securities or by any right to vote the same by contract or otherwise, or the ownership, directly or indirectly, of 50% or more of the equity or profits interests in such Entity, or through contractual rights under any contract, representation agreement, interconnect agreement or other similar advertising sales agreement entered into with respect to such Entity or System.

“Entity” means any corporation, partnership, limited liability company, trust, or other association or entity.

“Person” means any individual natural person or Entity.

“Subscriber” means (a) individual residential dwelling units in multiple-dwelling unit residential buildings that receive Services from a System on a bulk-billed basis, plus (b) individually-billed residential subscribers, in each case that are actually receiving Services from a System without regard to the number of outlets to which such Services are provided, and plus (c) individually-billed commercial subscribers, in each case that are actually receiving Services from a System, without regard to the number of outlets to which such Services are provided.

In addition, the terms set forth below shall have the meanings ascribed in the Sections indicated:

Definitions	Sections
Act	Recitals
Advertising Availabilities	Exhibit 2.5
Affiliate	3
Agreement	Introduction
Amended and Restated Effective Date	Introduction
Capital Asset Receipt	6.1
Class A Member	Introduction
Class B Member	Introduction
Class B Member Agreement	8.1
Class B Member Purchase Price	8.1
Class B Member Term	8.1
Code	6.1
Company	Recitals
Control	3
DMA	Recitals
Entity	3
Event of Withdrawal	12.1
Events of Dissolution	14.2
Former Member	12.2
General Manager	7.2
Interconnect Business	2.5
Liquidating Member	14.3
Managing Member	7.1
Member	Introduction
Operating Cash Flow	6.1
Person	3
Prime Rate	12.1
Service(s)	2.5
Successor	12.1
Systems	2.5
Third Party Rep.	7.3
TMP	10.5
Transfer	13.1
Treasury Regulations	10.2
VOD Availabilities	Exhibit 2.5

4.	Capital Contributions.

4.1 Class A Members. The Managing Member may from time to time make additional capital contributions to the Company in such amounts and at such times as it determines to be reasonably necessary to fund the operations and capital requirements of the Company and to provide for timely payment of the Company’s obligations.

4.2 Class B Members. The Class B Member shall have no obligation to make or be responsible for any capital contributions to the Company.

4.3 Interest; Returns of Capital. The Members shall not receive interest on or with respect to their capital contributions or the amount of their capital accounts. Returns of capital shall be made only as provided for herein or as otherwise approved by the Managing Member.

4.4 Loans From Members. The Company may borrow money from the Class A Member at such times and upon such terms as may be approved by the Managing Member.

5. Profits And Losses. Unless otherwise expressly provided herein, the profits and losses of the Company, and each item of income, gain, loss, deduction or credit of the Company for income tax purposes for any fiscal year shall be allocated to the Class A Member.

6.	Payments and Distributions to Members.

6.1 Payment Definitions. The following terms shall have the following meanings:

(a) “Capital Asset Receipt” means a receipt of the Company arising from the sale or exchange of an asset described in either of Sections 1221 or 1231 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(b) “Operating Cash Flow” means the sum of the Company’s operating income plus its investment income, as determined in accordance with generally accepted accounting principles, before depreciation, amortization and bad debt expense, and after reduction for Class A Member Purchase Prices, Class B Member Purchase Prices and working capital, without taking into account any Capital Asset Receipt.

6.2 Payment of Purchase Prices.

(a) Payment of Class A Member Purchase Price. As consideration for the sale of Advertising Availabilities to the Company by the Class A Member, within 30 days after the end of each broadcast month during the term of the Company, the

Company shall pay to the Class A Member such amount of the net advertising revenue attributable to the sale of, or placement of commercial advertising on, the Class A Member’s Advertising Availabilities (the “Class A Member Purchase Price”) as the Managing Member in its discretion shall determine.

(b) Payment of Class B Member Purchase Price. As consideration for the sale of Advertising Availabilities to the Company by the Class B Member, the Company shall pay to the Class B Member the Class B Member Purchase Price attributable to the sale of, or placement of commercial advertising on, the Class B Member’s Advertising Availabilities as set forth in the Class B Member Agreement between the Company and the Class B Member.

(c) Revenue Attribution. Attribution of advertising revenues to a Member shall be determined based upon (i) the number of such Member’s Subscribers to the Service on the Systems (or portions thereof) on which the related commercial advertising was distributed, divided by (ii) the total number of all Members’ Subscribers to the Service on the Systems (or portions thereof) on which the related commercial advertising was distributed.

6.3 Distributions.

(a) Operating Cash Flow. Within 90 days after the end of each Company fiscal year, the Company shall distribute to the Class A Member all or any portion of any remaining Operating Cash Flow for such fiscal year as determined by the Managing Member.

(b) Capital Asset Receipts. All Capital Asset Receipts shall be distributed to the Class A Member at the discretion, and in the manner determined by, the Managing Member.

(c) Liquidation. Proceeds from the liquidation of the assets of the Company upon dissolution shall be distributed to the Class A Member in accordance with Section 14.3(b) of this Agreement. Proceeds from the sale (or other conversion into cash) of all or substantially all of the Company property shall be distributed to the Class A Member in accordance with Section 14.3(b) of this Agreement as if such proceeds arose from the liquidation of the assets of the Company.

7.	Management Of The Company.

7.1 Managing Member. TWE is hereby appointed the managing member of the Company (the “Managing Member”). The Managing Member shall be responsible for management and operation of the business of the Company in accordance with this Agreement. Subject to the limitations expressly imposed by this Agreement, the Managing Member shall have full power and authority to take all actions and execute all instruments or other documents necessary or appropriate to the conduct of the Company’s business, including but not limited to:

(a) Engaging or terminating the services of one or more management companies to perform sales, billing, trafficking, commercial production or other management services for the Company (any renewal or extension or an agreement with such a party for any such services constituting an engagement of that party), or modifying any agreement with such a party for any such services;

(b) Selling or otherwise disposing of any Company property;

(c) Mortgaging, pledging, or granting a security interest in any property of the Company (excluding Advertising Availabilities);

(d) Incurring or refinancing any indebtedness for money borrowed by the Company, whether secured or unsecured (including any indebtedness for money borrowed from a Member);

(e) Engaging or terminating the services of an advertising sales representative firm to sell Advertising Availabilities on behalf of the Company (any renewal or extension of an agreement with an advertising sales representative constituting an engagement of that sales representative), or any modification of any agreement with such an advertising representative;

(f) Engaging or terminating the engagement of a General Manager or other staff for the Company;

(g) Commencing, compromising or settling any claim against or inuring to the benefit of the Company; provided, however, that no such compromise or settlement that expressly imposes any liability or obligation on, or requires an admission of, the Class B Member shall be entered into without the prior written consent of the Class B Member;

(h) Opening, maintaining and managing in the name and on behalf of the Company, accounts in such banks, savings and loan associations and/or other financial institutions as the Managing Member may select, which Accounts may be interest bearing or non-interest bearing, as the Managing Member deems appropriate in light of the operating needs of the Interconnect Business;

(i) Appointing or removing any public accounting firm, law firm or consultant used by the Company (which may include a firm used by any of the Class A Members); and

(j) Matters specified elsewhere in this Agreement.

7.2 Personnel.

(a) General Manager. The Managing Member may employ a general manager who shall be the individual primarily responsible for supervising the conduct of the day-to-day operations of the Company, on such terms and for such compensation as the Managing Member determines (the “General Manager”). The responsibility and authority of the General Manager shall include at least the following:

(i) the performance of all actions reasonably necessary to supervise and manage the operation of the Interconnect Business, including but not limited to the purchase of equipment and services, the hiring and supervision of personnel, review and approval of disbursements, and the preparation and maintenance of the books and records of the Interconnect Business,

(ii) making all decisions relating to the sale of the Company’s Advertising Availabilities, including:

(A) formulation of rate cards for Advertising Availabilities;

(B) the exact Advertising Availabilities that will be resold by the Company out of all Advertising Availabilities owned by it;

(C) the terms of sales of Advertising Availabilities (including “partial buys” and discounts, packages and promotional sales) and of any trade or barter transactions involving Advertising Availabilities; and

(iii) subject to the approval of any Members whose Systems will be located in whole or in part within such advertising zones, the boundaries of any advertising zones within the Interconnect Business; and

(iv) the preparation of such other reports or documents and the performance of such other actions or responsibilities as the Managing Member from time to time may request.

(b) Furnishing of Employees. The Managing Member shall have the authority to establish all guidelines pertaining to the employment of employees furnished to the Company, including guidelines pertaining to the term of office or employment, resignation, removal and compensation. The Managing Member shall furnish to the Company the services of individuals (the “Personnel”) to conduct the business of the Company. All Personnel shall be employees of the Managing Member or its affiliates and not of the Company. The Managing Member shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Personnel, and may change or replace any such individual at any time, in each case in its sole discretion. Nothing in this Section 7.2(b) or elsewhere in this Agreement shall be deemed to make any of the Personnel third party beneficiaries of this Agreement.

7.3 NCC as National Representative. In addition to retention of a General Manager and the Personnel by or on behalf of the Company, the Managing Member may retain the services of National Cable Communications, LLC (“NCC”) to handle national spot sales for the Company on such terms and conditions, and for such commissions or management fees, as the Managing Member determines are appropriate.

7.4 Control Vested in Managing Member as Manager. The Managing Member shall constitute a Manager of the Company (as such term is defined in Section 18- 101(10) of the Act), and the business and affairs of the Company shall be carried on, controlled and managed by the Managing Member in its capacity as Manager. Subject to the terms and conditions of this Agreement, the Managing Member as Manager shall have full, exclusive and complete control and discretion with respect to all matters relating to the business and affairs of the Company. All management rights of the Managing Member set forth in this Agreement shall be exercised in the Managing Member’s capacity as Manager, rather than as a Member, of the Company. No Class B Member shall have any power to act for the Company or to control or manage the business or affairs of the Company.

8.	Business of The Company.

8.1 Class B Member Agreements. Concurrently with the execution of this Agreement, the Company and the Charter Member also shall execute and deliver the First Amended and Restated Charter Green Bay Class B Member Agreement (the “Amended Charter Class B Member Agreement”) which sets forth the following information:

(a) All Systems of the Charter Member on which the Charter Member is selling Advertising Availabilities to the Company as of the Amended and Restated Effective Date;

(b) All Services carried on the Charter Member Systems on which the Charter Member is selling Advertising Availabilities to the Company as of the Amended and Restated Effective Date;

(c) The percentage of Advertising Availabilities on such Services sold to the Company by the Charter Member in accordance with Section 8.3;

(d) The number of Subscribers to each of the Services as of the Amended and Restated Effective Date;

(e) The period of time during which the Charter Member agrees to be a Class B Member (the “Class B Member Term”); and

(f) The amount, which shall be calculated as a percentage of Net Advertising Revenue (as defined in the Charter Class B Member Agreement), that the Company will pay to the Charter Member as the purchase price for the Charter Member’s Advertising Availabilities sold to the Company in accordance with Section 8.3 during the Class B Member Term (the “Class B Member Purchase Price”).

8.2 Systems. The Systems of the Class A Member are as set forth on Exhibit 8.2 to this Agreement (the “TWE Systems”). The Systems of the Class B Member are described on Exhibit 3 to the Charter Class B Member Agreement. The Members agree that any System located within the DMA which, after the Amended and Restated

Effective Date, (a) is acquired by such Member or an Affiliate of such Member, (b) becomes subject to a contract pursuant to which a Member or an Affiliate of a Member represents such system for purposes of national, regional and/or local advertising sales, or (c) becomes included in the DMA as a result of an expansion of the DMA, shall, subject to bona fide contractual commitments assumed as part of any such acquisition referenced in the preceding clause (a), be added as a System of the applicable Member within 90 days following the effective date of such contract, DMA expansion or acquisition (or upon the expiration of the applicable contractual commitment, if later). Unless the Class B Member withdraws from the Company as permitted by this Agreement, the Class B Member may remove Systems from the Interconnect Business only (i) with the written approval of the Managing Member, or (ii) pursuant to the terms of Article 13; provided, however, that third party Systems represented by a Member or an Affiliate of a Member may be removed from the Interconnect Business without penalty upon expiration or termination of the applicable contract pursuant to which such Member or Affiliate of a Member represents such third party System.

8.3 Sale of Advertising Availabilities to the Company.

(a) The initial Services on which the Class A Member is selling Advertising Availabilities to the Company (the “TWE Insertable Services”) and the number of Subscribers thereto as of the first day of the 2010 broadcast year are as set forth on Exhibit 8.2 to this Agreement. By the execution and delivery of this Agreement, the Class A Member hereby sells and conveys to the Company, effective as of the Amended and Restated Effective Date, such portion (which shall not be less than 15%) of its Advertising Availabilities on the TWE Insertable Services as the Class A Member may determine from time to time, which portion shall be distributed across all day-parts, programs, events and specials as determined by the Managing Member from time to time.

(b) By the execution and delivery of this Agreement and the Charter Class B Member Agreement, the Class B Member sells and conveys to the Company for the applicable Class B Purchase Price, a portion of the Advertising Availabilities on each of the Services that are carried on the Class B Member’s Systems, as set forth in the Charter Class B Member Agreement.

8.4 Resale and Pricing of Advertising Availabilities by the Company. The Managing Member or its designees shall determine the exact Advertising Availabilities on the Systems, out of the Advertising Availabilities sold by the Members to the Company that will be resold by the Company. The rates for the Company’s Advertising Availabilities shall be set by the Managing Member or NCC, as the case may be. The rates for the Company’s Advertising Availabilities shall be based upon market conditions taking into account rates charged by competitors in local, regional and national markets,

8.5 Unsold and Reserved Advertising Availabilities. Any Advertising Availabilities that are not sold to the Company by a Member pursuant to Section 8.3 hereof and the applicable Class B Member Agreement, shall be reserved exclusively to such Member and may be used or sold by such Member in any manner that such Member in its sole discretion deems appropriate, including but not limited to selling such Advertising Availabilities at such rates as such Member in its sole discretion shall determine, or using all or any portion of such Advertising Availabilities for public service announcements, promotions of its and its Affiliates’ Systems, and cross channel programming promotions. In order that an advertiser may deal with an individual Member rather than the Company with respect to a particular advertising buy, each Member shall maintain the separate capability to administer and fulfill direct sales of Advertising Availabilities to advertisers out of those Advertising Availabilities not sold to the Company by such Member.

8.6 Programming Decisions. The Members acknowledge that each Member reserves the right to make programming decisions affecting its Systems, including but not limited to decisions regarding pricing, tiering and discontinuing and commencing carriage of Services, and nothing in this Agreement or any Class B Member Agreement is intended to or shall impair any Member in making or implementing any such decisions.

8.7 Cooperation with Company Business. The Class B Member shall cooperate with the Company in the operation of the Interconnect Business and comply with all reasonable procedures and requirements of the Company. The Class B Member shall use its commercially reasonable efforts (subject to the limitations of traffic and billing and ad insertion hardware and software) to cablecast on its Systems to all appropriate subscribers at the scheduled times on the proper Services in accordance with all applicable and generally-accepted industry audio and video transmission and viewing standards, or to otherwise provide to subscribers as applicable (e.g. statement stuffers), the advertising sold by or on behalf of the Company, provided, however, that each Member in its discretion shall have the right to reject any advertising that does not comply with applicable law or with such Member’s advertising policies or standards for its Systems (including without limitation advertising not compatible with such Member’s System limitations relating to signal/content format and/or analog or digital distribution capabilities or otherwise). Each Member shall cause the cablecasting of such advertising on its Systems to be of a quality at least equal to accepted industry standards, and otherwise to comply with standards promulgated by the Managing Member for the Interconnect Business.

9.	Other Activities; Conflicts Of Interest.

9.1 Other Activities of Members.

(a) The Members shall devote such time and effort to the business of the Company as they reasonably deem appropriate to conduct the Company’s business and fulfill its purposes. Any Member may, without notice to or consent from any other Member, engage and invest in other business ventures or properties of any nature, including, without limitation, all aspects of the cable television, cable television advertising or advertising businesses. Neither the Company nor any other Member shall, by virtue of this Agreement, have any right or interest in such other ventures or investments or any Member’s business ventures, whether current or future, or the income or profits therefrom.

(b) Any Member may use any Advertising Availabilities that are owned by it and not sold to the Company for promotional purposes or for sale to third parties. All Members agree that the sales by and activities of any other Member as described in the preceding sentence are not prohibited by this Agreement.

9.2 Conflicts of Interest. The Company shall not be prohibited from or otherwise limited in employing, contracting with or otherwise dealing with any Person, by reason of the fact that such Person is a Member or is an Affiliate of any Member, or is an Entity in which any Member has an interest, whether such relationship, affiliation, or interest is direct or indirect.

10.	Financial Accounting and Tax Matters.

10.1 Fiscal Year. The fiscal year of the Company shall be the calendar year, unless another fiscal year is required pursuant to the Code, in which case the fiscal year of the Company shall be such required taxable year.

10.2 Capital Accounts.

(a) A separate capital account shall be established and maintained for each Member in accordance with Section 1.704-1 (b)(2)(iv) of the income tax regulations promulgated under the Code (the “Treasury Regulations”).

(b) All provisions of this Agreement relating to the maintenance of capital accounts and the allocations of income, gain, loss, deductions and credits, are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such regulations.

10.3 Accounting Method; Books and Records. The Managing Member shall prepare and maintain in accordance with generally accepted accounting principles consistently applied, complete and correct books of account and records, reflecting all Company operations. The Company shall use the accrual method of accounting. Such books and records shall be kept at the principal office of the Company, or at such other reasonable place as the Managing Member may determine.

10.4 General Tax Matters. The TMP (as defined in Section 10.5 below) shall cause the preparation and timely filing of all tax or information returns or reports required to be filed by the Company pursuant to the Code, and of all other tax returns and reports deemed necessary and required in the jurisdictions in which the Company does business. As soon as possible after the close of each fiscal year of the Company, and in any event no later than May 1 of the next fiscal year, the Managing Member shall provide each Class A Member with a notice (the “Tax Information Notice”) containing such information with respect to the Company’s operations during the preceding fiscal year as shall be necessary for the preparation and filing of such Member’s federal, state and local income tax returns. The Managing Member shall cause the Company to make any elections required or permitted to be made under the Code in such manner as it reasonably may determine.

10.5 Tax Matters Partner.

(a) The Managing Member shall be designated the Tax Matters Partner (“TMP”), and shall be treated in all respects as the “tax matters partner” as defined in Section 6231(a)(7) of the Code. The TMP and the other Members shall use their commercially reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Member.

(b) The TMP shall not settle any audit, extend any statute of limitation, or file any protest, petition or pleading without the prior approval of the Class A Member, and any settlement that adversely affects the rights or obligations of any Class B Member or otherwise places any affirmative obligations on such Class B Member(s) shall be subject to the advance written approval of such affected Class B Member.

(c) Any Member may engage legal counsel, certified public accountants, or others on its own behalf at its sole cost and expense.

10.6 Banking. The available funds of the Company shall be deposited in its name in such checking, savings, certificate of deposit, money market or similar accounts to be designated by the Managing Member and all withdrawals therefrom shall be made only upon the signature of Persons designated in writing by the Managing Member.

11. Additional Members. Subject to Section 13.2 below, no Person shall be entitled to become a Member of the Company unless all Members, each in their sole discretion, approve the admission of such Person as a Class A Member or a Class B Member, as the case may be, and such Person complies with Section 13.3. No such Person shall be admitted as a Member until it has executed and delivered to the Company a written instrument by which it agrees to be bound by all of the provisions of this Agreement and to become a Class A or Class B Member, as the case may be, and the Company and such Member have entered into a Class B Member Agreement, if applicable, in form and content acceptable to the Managing Member.

12.	Withdrawal.

12.1 Events of Withdrawal.

(a) The occurrence of any of the following shall be an “Event of Withdrawal” of a Member for purposes of this Agreement:

(i) In the case of a Member that is a corporation, its dissolution or the revocation of its charter or certificate of incorporation;

(ii) In the case of a Member that is a separate partnership, limited liability company, joint venture or similar unincorporated association, the dissolution and commencement of winding up of such Member;

(iii) The entry of a final order by a court of competent jurisdiction adjudicating any Member to be incapable of performing such Member’s obligations under this Agreement (in which case the effective date of withdrawal shall be the date such decree is entered);

(iv) Except for the Charter Member’s filing under Chapter 11 of the U.S. Bankruptcy Code dated March 27, 2009 (the “Charter Bankruptcy”), the filing by a Member of any petition in bankruptcy or for reorganization, management, composition, readjustment, liquidation or similar relief under any statute, law or regulation governing the rights and relief of debtors; or the adjudication of a Member as bankrupt or insolvent; or the application by a Member for or such Member’s consent to or acquiescence in the appointment of a trustee, receiver or liquidator for all or any substantial part of such Member’s assets; or the making by a Member of an assignment for the benefit of creditors; or the filing of any involuntary petition in bankruptcy against a Member, or the seeking of any relief under any bankruptcy law by a Member’s creditors, unless such involuntary petition is dismissed or such relief is denied within 30 days after it has been filed or sought; or any substantially similar action on the part of or against a Member;

(v) The withdrawal of the Class A Member, effective on or after the last day of the December 2012 broadcast month (which withdrawal is hereby expressly permitted), upon not less than ninety (90) days’ written notice to the Class B Member;

(vi) In the case of a Class B Member, withdrawal in accordance with the terms of its Class B Member Agreement or upon the expiration of such Class B Member’s Class B Term; or

(vii) The withdrawal of a Class B Member other than in accordance with Section 12.1(a)(vi).

(b) When an Event of Withdrawal occurs, and unless notice is (by definition) required in connection with such Event of Withdrawal, the affected Member or the legal representative thereof or successor in interest thereto (the “Successor”) shall promptly give notice to the Company. If such notice is not given within ten (10) days after the Event of Withdrawal occurs, any Member having knowledge of the occurrence may give notice thereof. Unless otherwise provided above, the effective date of withdrawal shall be the date such notice is given.

(c) Notwithstanding the provisions of this Section 12.1, if a Class B Member withdraws from the Company other than in accordance with Section 12.1(a)(vi) (provided that withdrawals effected in connection with a transaction described in Section 13 shall be governed by Section 13), such Class B Member shall immediately pay to the Company (and the Company may withhold from any amount otherwise due to such Class B Member) an amount equal to the Liquidated Damages Amount (as defined in Section 12.1(d)).

(d) As used herein, the term “Liquidated Damages Amount” means an amount equal to the discounted present value, using the Prime Rate on the date of withdrawal (the “Withdrawal Date”) as the discount rate, of an amount equal to (i) the difference between (1) the withdrawing Class B Member’s average monthly Class B Member Purchase Price, as applicable, during the twelve (12) month period immediately preceding the Withdrawal Date (the “Average Monthly Purchase Price”), and (2) the average monthly Net Advertising Revenues over the same period, multiplied by (ii) the greater of (A) the number of months remaining in the then-current term of such withdrawing Member’s Class B Member Agreement, and (B) six (6). For purposes of this Section 12.1(d), “Prime Rate” means the prime rate of interest, as of the date payment was due, announced by The Bank of New York, or such other bank as shall be designated by the Managing Member, as the interest rate to be charged to such bank’s most credit-worthy commercial customers for short term commercial loans (the “Prime Rate”).

(e) The parties agree that it would be extremely difficult or impractical to estimate the actual damages that would result from a Class B Member’s withdrawal from the Company, and that the Liquidated Damages Amount constitute a reasonable estimate of and agreed stipulation to such damages.

12.2 Rights and Obligations After Withdrawal.

(a) When an Event of Withdrawal occurs, then, as of the effective date of withdrawal (i) the withdrawing Member (the “Former Member”) shall cease to be a member of the Company, (ii) the Systems owned, managed or otherwise controlled or represented by the Former Member shall cease to be Systems, and (iii) except as otherwise provided below, the Former Member shall cease to have any right to Operating Cash Flow or other revenue or income of the Company generated or attributable to periods after the effective date of withdrawal; provided, that upon the approval of the Managing Member, a Successor shall have the right to become a substitute Member of the Company of the same class as the Former Member, in which event none of the items listed above in this sentence shall apply. Notwithstanding the foregoing, each Member hereby agrees that, for a period of no more than three months from the date of withdrawal, it will honor all contracts for the sale of Advertising Availabilities entered into by the Company prior to such Member’s withdrawal from the Company and that it will insert and cablecast all commercials received from the Company after its withdrawal pursuant to any such contract. A Member’s withdrawal from the Company shall not affect such Member’s right to payment of its Class B

Member Purchase Price, as applicable, arising from such Former Member’s cablecasting of advertising pursuant to the preceding sentence. Neither a Former Member nor a Successor (unless the Successor becomes a substitute Member) shall have any liability with respect to obligations incurred by the Company after the effective date of withdrawal, or any right to participate in the management of the Company or the decisions of the Members; provided, however, that the Members may not, without the express written consent of the Former Member or Successor, take any action which would change the Former Member’s interest in Company profits, losses or distributions arising prior to the effective date of withdrawal, or the time at which distributions are payable, if such action would have required the Former Member’s consent if taken prior to the effective date of withdrawal.

(b) When an Event of Withdrawal occurs, the business of the Company shall be continued unless the Managing Member in its discretion elects otherwise.

13.	Transfers of Company Interests; Conversion of Membership.

13.1 Restrictions on Transfer. Subject to Section 13.2 below, no Class B Member shall sell, assign, transfer, mortgage, hypothecate, pledge or otherwise dispose of or convey (“Transfer”) all or any portion of such Class B Member’s interest in the Company (a “Company Interest”) other than in accordance with the provisions of this Agreement or with the prior written consent of the Managing Member, which shall not be withheld by the Managing Member without a reasonable basis therefor. Any purported Transfer of a Company Interest in violation of this Agreement shall be void as against the Company, or, in the event of a transfer by operation of law, shall be deemed to constitute a withdrawal from the Company.

13.2 Permitted Transfers by Class B Members.

(a) A Class B Member may at any time, without obtaining the consent of any other Member, mortgage, hypothecate, pledge or assign such Class B Member’s Company Interest to a lender in connection with a general mortgage, hypothecation, pledge or assignment to such lender of the other assets of such Member or its Affiliates.

(b) If any Class B Member sells, assigns or otherwise conveys all or substantially all of the assets of the System during the Class B Term, or any portion of the System that is capable of serving any of the subscribers to the System as of the date of such transaction, it shall assign and transfer to the purchaser, transferee or assignee of such assets, and shall cause such purchaser or transferee to agree to become a Class B Member, effective upon consummation of such sale or transfer, and assume the obligations of the selling or transferring Class B Member’s Class B Member Agreement as it relates to the assets sold or transferred, and in either case comply with the provisions of Section 13.3. No such sale, transfer or assignment shall require any consent or approval of the Company of any other Member.

13.3 Conditions to Transfer. Notwithstanding any other provision hereof, no Transfer of a Company Interest shall be effective as against the Company, and no transferee shall become a Member, unless such transferee (a) executes and delivers to the Company a written consent to be bound by all of the provisions of this Agreement and to become a Class A Member or Class B Member, as the case may be, with respect to the Company Interest acquired, together with such other agreements including without limitation, a Class B Member Agreement, if applicable, as the Managing Member shall in its reasonable discretion consider necessary or appropriate to effect the transferee’s admission to the Company; and (b) assumes all obligations under the Class B Member Agreement, if any, relating to the transferred Company Interest accruing from and after the effective date of such transfer.

14.	Dissolution and Termination.

14.1 Unilateral Acts Prohibited. No Member shall have the right to, and each Member agrees not to, (i) bring any action for partition with respect to any property of the Company, or (ii) take any action the direct or indirect result of which is to dissolve, withdraw from, terminate or liquidate the Company, except as otherwise provided in this Agreement.

14.2 Events of Dissolution. The Company shall dissolve upon the occurrence of the earliest of the following events (“Events of Dissolution”):

(a) the expiration of the term provided for in Section 2.6, unless such term is extended by amendment of this Agreement;

(b) the occurrence of an Event of Withdrawal, and the election by the Managing Member not to continue the business of the Company,

(c) the occurrence of an event which makes it unlawful for the business of the Company to be carried on pursuant to the Agreement; or

(d) the entry of a final order by a court of competent jurisdiction decreeing a dissolution of the Company.

14.3 Winding Up, Liquidation and Distribution of Assets.

(a) Liquidating Member. Upon the occurrence of any Event of Dissolution described in Section 14.2, the Managing Member or its designee shall act as the “Liquidating Member” and shall immediately proceed to wind up the affairs of the Company and liquidate it in the manner prescribed by this Section.

(b) Winding Up and Liquidation. Except as otherwise provided herein, if the Company is dissolved and its affairs are to be wound-up, the Liquidating Member shall (i) sell or otherwise liquidate all of the Company’s capital assets as promptly as practicable (except to the extent the Liquidating Member may determine to distribute any assets to the Members in kind), (ii) allocate any profit or loss resulting from such sales to the Class A Member in accordance with this Agreement, (iii) discharge liabilities of the Company in the order of priority provided by law (including all Class B

Member Purchase Prices and costs relating to the dissolution, winding up, liquidation and distribution of assets), (iv) establish such reserves as may be reasonably necessary to provide for contingent liabilities or other remaining liabilities of the Company, and (v) distribute the remaining assets to the Class A Member.

(c) Complete Return of Capital. The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.3 shall constitute a complete return to the Members of their capital contributions and a complete distribution to the Members of their respective Company Interests.

(d) Date of Termination. Upon completion of the winding up, liquidation and distribution of the assets, the Liquidating Member shall file or cause to be filed a Certificate of Cancellation of the Company’s Certificate of Formation, and the Company shall be deemed terminated.

15. Representations And Warranties. Each Member represents and warrants to the Company and to the other Members as follows:

15.1 Organization. The Member is a duly organized and validly existing partnership, limited liability company or corporation in good standing under the laws of the State of its formation and is qualified to do business in the State of Wisconsin. The Member has all requisite power and authority to own and/or operate its Systems and conduct its activities in the State of Wisconsin as currently conducted.

15.2 Authority. The Member has all requisite power and authority to execute, deliver and perform this Agreement and, if applicable, its Class B Member Agreement. The execution, delivery and performance of this Agreement by the Member has been duly and validly authorized by all necessary action on the part of the Member and either its partners, shareholders or members and its Board of Directors or other similar governing body. This Agreement has been duly and validly executed and delivered by the Member, and is the valid and binding obligation of the Member, enforceable against the Member in accordance with its terms except to the extent that enforceability may be limited by applicable reorganization, insolvency, liquidation, readjustment of debt or similar laws and judicial decisions generally affecting the enforcement of rights of creditors and by general principles of equity. Each Member shall cause any of its Affiliates that own or operate a System to take all actions necessary or appropriate in connection with such Member’s performance of its obligations hereunder and compliance with the terms and conditions of this Agreement and any applicable Class B Member Agreement.

15.3 No Conflict. The execution, delivery and performance by the Member of this Agreement and, if applicable, its Class B Member Agreement do not and will not conflict with, result in a breach of or constitute a default under any contract (including, without limitation, any representation, loan or lender agreement) to which the Member or its Affiliates is a party or by which the Member, its Affiliates or the Systems are bound.

15.4 Charter Ordinary Course Representation and Covenant. The Charter Member further represents, warrants and covenants that, regardless of whether in connection with the Charter Bankruptcy or otherwise, neither the Charter Member nor any of its Affiliates has or will take any position inconsistent with this Agreement and the Charter Class B Member Agreement being treated as a contract entered into in the ordinary course of the Charter Member’s business.

16. Notices. Any notice or other communication given pursuant to this Agreement shall be in writing, and shall be given by express courier or certified mail, return receipt requested. Notice shall be deemed to have been duly given when delivered by express courier (receipt confirmed) or on the date which is three (3) days after the date of mailing in accordance with this Section 16. Notice required to be given to the Company shall be given both to the Company and to all Class A Members. Notice required to be given by the Company shall be given by such Person as the Managing Member directs. Notices shall be given to the Members at their addresses as set forth on Exhibit 16 or such Member’s Class B Member Agreement, as applicable, with copies sent to all addresses set forth therein. Any Member may change its address for purposes of this Section by giving notice of such change to the Company in accordance with this Section.

17.	Miscellaneous.

17.1 Indemnification; Limitation on Liability of Class A Members.

(a) Each Member shall indemnify the Company and the other Members for, and hold them harmless from, any and all liability, loss, damage or expense, including reasonable attorneys’ fees, to the extent that such arise from and are caused by such Member’s breach of this Agreement.

(b) Notwithstanding any other provision of this Agreement, no Member nor any officer, agent, employee or representative of a Member or the Company shall be liable to any Member or to the Company with respect to any act performed or not performed pursuant to the terms of this Agreement, in connection with the conduct of the Company’s business or the preservation of its property, except in the case of actions taken or omissions made in bad faith, involving gross negligence or willful or wanton misconduct, or not in accordance with the terms of this Agreement.

(c) The Company shall indemnify the Members and their respective Affiliates, shareholders, partners, members, employees, officers and directors, for, and hold them harmless from, any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys’ fees, to the extent that such arise from and are the result of the ordinary and proper conduct of the Company’s business and the preservation of its business and property, or arise by reason of the fact that such Person is or was a Member or an officer, director or employee thereof; provided the Member or Person to be indemnified acted in good faith and in a manner reasonably believed to be consistent with the provisions of this Agreement and without gross negligence or willful and wanton misconduct; and further provided that with respect to any criminal action or proceeding, the Member or Person to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder. The obligation of the Company to indemnify the Members or any other Person hereunder shall be satisfied out of Company assets only, and if the assets of the Company are insufficient to satisfy the Company’s obligation to indemnify a Member or any other Person, such Member or Person to be indemnified shall not be entitled to contribution from any other Member.

17.2 No Recourse Against Others. The Members acknowledge and agree that the obligations of the Members under this Agreement are solely corporate, partnership or limited liability company obligations, as the case may be, and that nothing in this Agreement shall create or give rise to any personal liability on the part of the Members’ shareholders, partners, members, officers, directors or employees. Any right of recourse to, or claim of personal liability against, the shareholders, partners, members, officers, directors or employees of any Member by virtue of this Agreement are hereby expressly waived and released by all Members in consideration of the benefits conferred upon them under this Agreement.

17.3 Other Matters Concerning the Class A Members.

(a) The Managing Member may rely and shall be protected in acting or refraining from acting upon any certificate, document, or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors selected by it and any opinion or advice of any such Person as to matters that the Managing Member believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the Managing Member hereunder in good faith and in accordance with such opinion or advice.

17.4 Confidentiality and Publicity.

(a) No Member will, nor will any Member permit any Affiliate to, issue any press release or make any other public announcement or any oral or written statements relating to the terms (other than the existence) of this Agreement, any associated Class B Member Agreement or the transactions contemplated hereby or thereby, except as required by applicable law, without the prior written consent of the Managing Member in the case of disclosures by the Charter Member or its Affiliates, or the prior written consent of the Charter Member in the case of disclosures by TWE or its Affiliates, which consents shall not be unreasonably withheld, conditioned or delayed.

(b) Each Member will hold, and will cause its Affiliates, employees, consultants, advisors and agents to hold, the terms of this Agreement in confidence; provided that a Member may use and disclose such information (a) once it has become publicly disclosed (other than by such Member in breach of its obligations under this Section), and (b) to the extent that such Member may be advised by legal counsel or compelled by applicable law to do so. If a Member becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or shall be advised by legal counsel to disclose any such information, the compelled Member shall undertake reasonable efforts to provide the other Member with prompt notice of such requirement or advice prior to disclosure so that the other Member may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or the other Member waives compliance with the provisions hereof, the compelled Member agrees to furnish only that portion of such information which it is legally required to so furnish and, at the request of any other Member, to use reasonable efforts to obtain assurance that confidential treatment will be accorded to such information, it being understood that such reasonable efforts shall be at the cost and expense of the Member requesting confidential treatment of such information. Each Member also may disclose such information to employees, consultants, advisors and agents whose knowledge is necessary in connection with the conduct of the Interconnect Business. The obligation of the Members to hold information in confidence pursuant to this Section will be satisfied if a Member exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

17.5 Liability For Unauthorized Acts. Neither any Member (or any of its agents or employees) nor any employee or agent of the Company shall act as or be deemed an agent of any Member without the express written authorization to act as agent of such Member. Any act by a Member (or its agent or employee) without proper authorization will create separate liability of the Member so acting. Any contract entered into by a Member (or its agent or employee) that is outside the scope of this Company will not be binding on any other Member or the Company.

17.6 Franchise Fees. Nothing in this Agreement shall require the Company to pay any franchise fees or other governmental taxes, licenses, fees or charges imposed by any municipality upon the revenues of a System; any such obligations shall remain solely with the applicable Member or System operator. The Company shall, upon the request of any Member, provide to such Member information relating to the Company reasonably necessary for the Member to comply with its franchise fee obligations.

17.7 Organizational Expenses. Each Member shall bear and pay all expenses incurred by such Member in connection with the preparation of this Agreement, including, without limitation, fees of counsel or accountants retained by such Member.

17.8 Amendments. This Agreement may be amended only by the written agreement of all Members.

17.9 Force Majeure. Neither the Company nor any Member shall be liable for any failure or delay in performance under this Agreement, or for any losses or damages arising therefrom, because of an act of God, accident, fire, explosion, flood, strike, labor dispute, war, governmental or judicial action or any other similar cause beyond their control.

17.10 Binding and Entire Agreement. Subject to the restrictions on assignments set forth herein, this Agreement shall inure to the benefit of, and be binding upon, the undersigned Members and their respective legal representatives, heirs, successors and assigns. This Agreement and the applicable Class B Member Agreement, as the case may be, constitute the entire agreement of the Members with respect to the subject matter hereof, and supersede all prior agreements or negotiations, whether written or oral.

17.11 Governing Law. This Agreement shall be interpreted and enforced in accordance with the law of the State of Delaware.

17.12 Severability. If any provision of this Agreement, or the application thereof to any Person, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application thereof to other Persons or circumstances, shall not be impaired, and shall be enforced to the fullest extent permitted by law.

17.13 Counterparts. This Agreement may be executed in one instrument, signed by all parties, or in counterparts, in which case all such counterparts shall constitute one and the same instrument.

17.14 Ownership of Company Property. A Member’s interest in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

17.15 No Third-Party Beneficiaries. The Members intend and agree that no Person shall be a third party beneficiary of this Agreement. Any agreement to make any contribution or to otherwise pay any amount and any assumption of liability, express or implied, contained in this Agreement, shall be only for the benefit of the Members and their respective permitted successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees under any indebtedness or to any other Person.

[SIGNATURE PAGE FOLLOWS]

EXECUTED effective as of the Amended and Restated Effective Date.

TIME WARNER ENTERTAINMENT COMPANY, L.P.

By:	/s/ Joan Gillman
Name:	Joan Gillman
Title:	EVP and President Time Warner Cable Media Sales

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

By:	Charter Communications, Inc., its Manager

By:	/s/ Jim Heneghan
Name:	Jim Heneghan
Title:	President

EXHIBIT 2.5

ADVERTISER CATEGORIES;

DEFINITION OF ADVERTISING AVAILABILITIES

1.	Advertiser categories: All advertisers: national, regional and local.

2.	Definition of Advertising Availabilities: For all purposes of this Agreement:

(a) “Advertising Availabilities” means (i) traditional linear or “spot cable” advertising availabilities (“Spot Cable Ad Avails”) allocated or otherwise available to a System on a Service, (ii) VOD Availabilities, and (iii) any other time periods or equivalent opportunities made available for commercial advertising on any Service or through advanced advertising tools or applications, including without limitation advertising opportunities or time periods placed or enabled (Y) by the Company or Managing Member using the services of Canoe Ventures, LLC, or (Z) using Company Equipment (as defined in Section 12 of the Charter Class B Agreement), or any other equipment, personnel or resources owned or operated by the Managing Member or its Affiliates, in each case as determined by the Managing Member in its reasonable discretion (“Advanced Advertising Avails”).

(b) “VOD Availabilities” means server space or other available capacity within or comprising a VOD Service or other group or category of VOD Content that may be accessed by Subscribers for playback using a VOD Platform.

(c) “VOD Content” means video assets of any type, including without limitation commercial advertising, promotions and/or sponsorships, together with the accompanying metadata, in each case which comply with the Charter Member’s reasonable, generally applicable standards to the extent that the Charter Member has provided TWE with reasonable advance written notice thereof.

(d) “VOD Platform” means any platform available via the Systems over which video-on-demand or any similar technology allows for the exhibition of video programming chosen by a Subscriber for display on that Subscriber’s video display unit on an on-demand basis, such that the Subscriber is able, at his or her discretion, to select the time for commencement of exhibition.

(e) “VOD Service” means a location or folder currently contemplated to be available directly beneath the home page of the VOD Platform (including any sub-folders or navigation buttons which may be selected thereunder) that contains or is comprised of VOD Availabilities.

EXHIBIT 8.2

CLASS A MEMBER SYSTEMS AND SERVICES

Selling Zones	GREEN BAY INTERCONNECT	FOX CITIES, GREEN BAY, OSHKOSH	FOX CITIES	GREEN BAY	OSHKOSH	MARINETTE
Sys Codes	#8383	#6366	#2354	#2353	#2744	#2743
A&E	210,690	0	59,404	48,749	18,810	9,063
AMC	0	0	0	0	0	0
ANPL	210,690	0	59,404	48,749	18,810	9,063
BRVO	210,690	0	59,404	48,749	18,810	9,063
BTN	210,690	0	59,404	48,749	18,810	0
CMT	210,690	0	59,404	48,749	18,810	9,063
CNBC	210,690	0	59,404	48,749	18,810	9,063
CNN	210,690	0	59,404	48,749	18,810	9,063
COMD	210,690	0	59,404	48,749	18,810	9,063
DISC	210,690	0	59,404	48,749	18,810	9,063
E!	210,690	0	59,404	48,749	18,810	9,063
ESPN	210,690	0	59,404	48,749	18,810	9,063
ESPN2	210,690	0	59,404	48,749	18,810	9,063
FAM	210,690	0	59,404	48,749	18,810	9,063
FOOD	210,690	0	59,404	48,749	18,810	9,063
FX	210,690	0	59,404	48,749	18,810	9,063
FXNC	210,690	0	59,404	48,749	18,810	9,063
FXSP	210,690	0	59,404	48,749	18,810	9,063
GOLF	210,690	0	59,404	48,749	18,810	9,063
HDLN	210,690	0	59,404	48,749	18,810	9,063
HGTV	210,690	0	59,404	48,749	18,810	9,063
HIS	210,690	0	59,404	48,749	18,810	9,063
LIF	210,690	0	59,404	48,749	18,810	9,063
LMN	0	0	59,404	48,749	18,810	9,063
MSNBC	210,690	0	59,404	48,749	18,810	9,063
MTV	210,690	0	59,404	48,749	18,810	9,063
NGEO	0	0	59,404	48,749	18,810	9,063
NICK	210,690	0	59,404	48,749	18,810	9,063
OXYGN	210,690	0	59,404	48,749	18,810	9,063
SCFI	210,690	0	59,404	48,749	18,810	9,063

Selling Zones	GREEN BAY INTERCONNECT	FOX CITIES, GREEN BAY, OSHKOSH	FOX CITIES	GREEN BAY	OSHKOSH	MARINETTE
Sys Codes	#8383	#6366	#2354	#2353	#2744	#2743
SPEED	0	0	0	0	0	0
SPIKE	210,690	0	59,404	48,749	18,810	9,063
Sports 32	0	136,026	0	0	0	0
TBS	210,690	0	59,404	48,749	18,810	9,063
TLC	210,690	0	59,404	48,749	18,810	9,063
TNT	210,690	0	59,404	48,749	18,810	9,063
TOON	210,690	0	59,404	48,749	18,810	9,063
TRU	0	0	59,404	48,749	18,810	9,063
TTC	210,690	0	59,404	48,749	18,810	9,063
TVLD	210,690	0	59,404	48,749	18,810	9,063
TWC	210,690	0	59,404	48,749	18,810	9,063
USA	210,690	0	59,404	48,749	18,810	9,063
VH-1	210,690	0	59,404	48,749	18,810	9,063
VS	210,690	0	59,404	48,749	18,810	0

2

EXHIBIT 16

MEMBER ADDRESSES

TWE:

Time Warner Cable Media Sales

1266 Dublin Road

P.O. Box 2553

Columbus, OH 43215

Attn: Laure Nordholt

with copies to:

Time Warner Cable Media Sales

1633 Broadway, 39th Floor

New York, NY 10019

Attn: President

Time Warner Cable Media Sales

1633 Broadway, 39th Floor

New York, NY 10019

Attn: Sean Coar

Time Warner Cable

60 Columbus Circle

New York, NY 10023

Attn: General Counsel

Charter Member:

Charter Communications

Suite 100

1265 John Q. Hammons Drive

Madison, WI 53717

Attn: Lawrence Eleftheri

Fax: (608) 826-1565

with copies to:

Charter Communications

12405 Powerscourt Dr.

St. Louis, MO 63131

Attn: Legal Department - Operations